STOCK PLEDGE AGREEMENT


      THIS STOCK PLEDGE AGREEMENT (the "Agreement") is executed as of the 2nd day of August, 1994, by Dr. Hauri AG, a corporation formed under the laws of Switzerland (the "Pledgor"), in favor of LSB Chemical Corp., an Oklahoma corporation (the "Pledgee").

      WHEREAS, Compagnie Financiere du Tararois, an SARL formed under the laws of the Republic of France (the "Borrower"), of which all of the issued and outstanding capital stock is owned by Pledgor, has executed and delivered to Pledgee that certain Secured Promissory Note (the "Note") of even date herewith in the aggregate principal amount of seven million five hundred thousand French Francs (FRF 7,500,000);

      WHEREAS, Pledgor, as the sole shareholder of Borrower, will materially benefit from the loan to Borrower represented by the Note; and

      WHEREAS, Pledgor and Pledgee desire to have Pledgor grant to Pledgee a security interest in the Collateral (as hereinafter defined) as security for Borrower's performance of the terms and conditions of the Note, together with Pledgor's performance of certain obligations set forth herein;

      NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

      Section 1. Grant of Security Interest.

      (a) Upon the terms hereof, for value received, Pledgor hereby delivers, and grants to, Pledgee, a security interest in five thousand (5,000) shares of common stock, FRF 100 par value per share, of Borrower which represents all of the issued and outstanding capital stock of Borrower. Pledgor shall, simultaneously with the execution of this Agreement, deliver in pledge to Pledgee the stock certificates, registered in the name of Pledgor, representing all of the Pledged Shares, together with appropriate stock powers duly endorsed in blank.

      (b) The term "Pledged Shares" as used herein shall also mean and include, without limitation, any cash or stock dividend and/or distribution or exchange of stock in connection with any reorganization, recapitalization, reclassification, or increase or reduction of capital, to which Pledgor shall become entitled for any reason whatsoever as an addition to, in substitution for, or in exchange for any of the aforesaid Shares.

      (c) If Pledgor shall at any time become entitled to receive, or shall receive, any stock certificate (including, without limitation, any certificate representing a stock dividend or distribution in connection with any reclassification, increase or reduction of capital) or option, whether as an addition to, in substitution of, or in exchange for, any of the Pledged Shares, or otherwise, Pledgor agrees to accept the same as Pledgee's agent and to deliver promptly the same in pledge to Pledgee, in the exact form received, with appropriate stock powers relating thereto duly endorsed in blank, and such other documents as Pledgee shall request in order to perfect Pledgee's security interest therein.

      (d) At any time and from time to time after an Event of Default (as hereinafter defined), Pledgee may cause all or any part of the Collateral (as hereinafter defined) to be transferred to or registered in its name or in the name of its nominee.

      (e) All properties in which Pledgee is herein granted a security interest are hereinafter collectively referred to as the "Collateral."

      Section 2. Obligations. This Agreement is made, and the security interests created hereby are granted to Pledgee, to secure the following Obligations (so called herein):

      (a) Payment of the indebtedness evidenced by, and performance and discharge of each and every covenant, condition, and agreement contained in the Note, and any and all modifications, extensions, or renewals thereof, whether hereafter evidenced by the Note or otherwise;

      (b) The due and punctual payment of any costs and expenses incurred in connection with the realization of the Collateral for which this Agreement provides; and

      (c) Performance and discharge of each and every obligation, covenant, and agreement of Pledgor herein contained.

      Section 3. Substituted Collateral. In the event that Pledgor, with the prior written consent of Pledgee (such consent being hereby required), substitutes other collateral acceptable to Pledgee in place and stead of all or any of the Collateral pursuant to the terms and provisions hereof, upon the delivery of such substituted collateral in pledge to Pledgee pursuant to a security agreement or other instrument reasonably acceptable to Pledgee, Pledgee will reassign and deliver to Pledgor the Collateral for which substitution is being effected.

      Section 4. Additional Collateral. Pledgor hereby agrees and acknowledges that Borrower, of which Pledgor is the sole shareholder, has entered into an agreement to acquire a majority of the outstanding capital stock of Beutot S.A. ("Beutot"). As additional security for the Obligations hereunder, Pledgor hereby covenants and agrees that following the consummation of Borrower's acquisition of a controlling interest in Beutot, Pledgor shall cause the Borrower to have Beutot execute and deliver to Borrower a security agreement substantially in the form attached hereto as Exhibit "A" hereto, granting to Borrower, among other things, a security interest in the Collateral (as therein defined) as security for any loans or other extensions of credit made by the Borrower to Beutot.

      Section 5. Representations and Warranties of Pledgor.

      (a) Pledgor represents and warrants to Pledgee and agrees that it owns and at all times will own, except with respect to one (1) disclosed potential sale of Pledged Shares, the Collateral from time to time pledged hereunder, free and clear of any mortgage, pledge, lien, charge or undisclosed encumbrance, except for the lien created hereby or any other lien created against the Collateral in favor of Pledgee, and that this Agreement constitutes and at all times will constitute a first, prior and valid security interest in the Collateral pledged hereunder, enforceable in accordance with its terms. Pledgor, at its expense, will warrant and defend the title to the Collateral against the claims of all third parties, except for claims, if any, known to Pledgee at the date hereof but not disclosed to Pledgor at or prior to the date hereof, and will execute and deliver all such further instruments, and take all such further action as from time to time may be requested by Pledgee, reasonably necessary in order to better assure and confirm the rights of Pledgee to all or any part of the Collateral, to maintain the lien or security interest created by this Agreement thereon as a valid and perfected security interest, to facilitate the carrying out of this Agreement, and to secure the rights and remedies of Pledgee.

      (b) Pledgor further warrants and represents that it has full power and lawful authority to sell, transfer and assign the Collateral to Pledgee and to grant Pledgee a first, prior and valid security interest therein as herein provided, and the execution and delivery and the performance hereof are not in contravention of any indenture, agreement or undertaking to which Pledgor is a party or by which Pledgor is bound.

      Section 6. Voting and Other Rights.

      (a) So long as no Event of Default (as hereinafter defined) shall have occurred and be continuing, Pledgor may exercise all voting and other rights in respect of the Collateral, providing that Pledgor shall not exercise any of such rights in a manner which would be inconsistent with the terms of this Agreement, or any other agreement, document or instrument executed and delivered pursuant hereto, or which would otherwise have the effect of impairing the value of the Collateral.

      (b) Upon the occurrence of an Event of Default, all voting rights of Pledgor shall cease and Pledgee shall, without notice, have the sole and exclusive right to exercise all voting and other rights with respect to the Collateral as if it were the absolute owner thereof. In order to facilitate Pledgee's exercise of such voting and other rights, Pledgor shall, if necessary, upon the written request of Pledgee, from time to time execute and deliver to Pledgee appropriate proxies.

      (c) So long as no Event of Default shall have occurred and be continuing, all cash dividends and other cash distributions attributable to the Pledged Shares shall belong to Pledgor.

      Section 7. Events of Default. The happening of any one of the following events (hereinafter called "Events of Default") shall constitute a default hereunder:

      (a) failure to meet or perform any of the Obligations;

      (b) the breach of any representation or warranty made in this Agreement, the Note, or that certain Stock Purchase Option. dated of even date herewith (the "Option"), by and between Pledgor and Pledgee; or in any certificate or instrument or agreement furnished by Borrower or Pledgor pursuant to this Agreement or the Note.

      (c) failure to duly observe or perform any covenant, condition or agreement of Borrower or Pledgor, as applicable, pursuant to the terms of this Agreement, the Note or the Option, as applicable; or

      (d) the filing of a petition of bankruptcy or for receivership, whether voluntary or involuntary, an assignment for the benefit of creditors, the consenting to or suffering of an appointment of a receiver or trustee for any substantial part of the assets that is not vacated within 30 days, or the consenting to or suffering of an attachment or execution upon any substantial part of the assets of Borrower or Pledgor, that is not released or satisfied within 30 days on behalf of Borrower or Pledgor, as applicable.

      Section 8. Remedies. If an Event of Default shall have occurred, all Obligations shall become immediately due and payable, and Pledgee shall be entitled to all rights and remedies available to it under the law of the State of Oklahoma or otherwise available to him. If any notification of intended disposition of any of the Collateral is required by law, such notification, if mailed, shall be deemed reasonably and properly given if mailed at least five
(5) business days before such disposition (unless a longer notice period is required by law), postage prepaid, addressed to Pledgor, at the address shown below. Any proceeds of any disposition of Collateral shall be applied by Pledgee first to the payment of costs and expenses incurred in connection with the Collateral, including reasonable attorneys' fees and legal expenses, then toward the payment of the Obligations, and any balance of such proceeds shall be paid by Pledgee to Pledgor. All rights and remedies of Pledgee expressed hereunder are in addition to all other rights and remedies possessed by him, including those under any other agreement or instrument relating to any of the Obligations or security therefor. No action of Pledgee permitted hereunder shall impair or affect the rights of Pledgee in and to the Collateral.

      Section 9. No Waiver.

      (a) No delay or failure to exercise, on the part of Pledgee, any right, power, or privilege hereunder or under any other agreement (or under any other instrument contemplated hereby or thereby) shall constitute a waiver thereof, nor shall any single or partial exercise of any other right, power, or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and are not exclusive of each other or any other remedies provided by law or otherwise available to Pledgee.

      (b) Nothing in this Agreement shall be deemed a waiver or prohibition of Pledgee's right of counterclaim, offset or lien, or a waiver or release of any collateral security, guaranty, or (except to the extent expressly provided herein) other right or power now or hereafter held or enforceable by or available to Pledgee.

      Section 10. Attorney-in-Fact. Pledgor hereby constitutes and appoints Pledgee, the attorney-in-fact of Pledgor for the purposes of carrying out the provisions of this Agreement and taking any action and executing any instrument which Pledgee may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.

      Section 11. Termination. This Agreement shall terminate upon the payment and performance in full of all the Obligations and delivery of the Collateral by Pledgee as hereinabove provided.

      Section 12. Notices. All notices, written directions and other communications hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, return receipt requested, postage and fees prepaid, first class mail:

      To Pledgee:

          LSB Chemical Corp.
          16 S. Pennsylvania
          Oklahoma City, OK
          U.S.A. 73107
          Attention: Mr. Barry Golsen

      To Pledgor:

          Dr. Hauri AG
          Hebelweg 1
          5001 Aarau/Switzerland
          Attention: Managing Director or President

Any party hereto may change the address designated for mailing by written notice to the other party. Notices shall be deemed to be given when delivered in person, or if placed in the mail as aforesaid, then five (5) days thereafter.

      Section 13. Miscellaneous.

      (a) Neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated orally nor may any of the Collateral be released other than as provided in this Agreement, except by an instrument in writing duly signed by or on behalf of all of the parties hereto.

      (b) The Section headings used herein are for convenience of reference only and shall not define or limit the provisions of this Agreement.

      (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, exclusive of its laws with respect to conflict of laws. Wherever possible each such provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement. Pledgor agrees that any suit, action or proceeding with respect to this Agreement or the pledge of the Collateral, any amendments or replacements hereof or thereof may be brought in the state courts of, or the federal courts in, the State of Oklahoma, and Pledgor hereby irrevocably consents and submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding.

      (d) This Agreement may not be assigned by Pledgor without the prior written consent of Pledgee. Subject to the preceding sentence, this Agreement and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          LSB CHEMICAL CORP.


                                          By: /s/ Barry H. Golsen
                                       ________________________
                                          Its:  VP
                                       ________________________

                                          DR. HAURI AG

                                          By:
                                       ________________________
                                          Its:
                                       ________________________





beutot\pledge




                           STOCK PURCHASE OPTION


      This Stock Purchase Option Agreement (the "Agreement"), dated as of June 15, 1994, by and between Dr. Hauri AG, a corporation formed under the laws of Switzerland (the "Grantor"), and LSB Chemical Corp., an Oklahoma corporation (the "Grantee"), sets forth the terms pursuant to which the Grantor grants to the Grantee an option to purchase (the "Option"), within the option period set forth herein, up to 100% of the issued and outstanding common stock, FF 100 par value per share (the "Covered Shares"), of Compagnie Financiere du Tararois, an SARL formed under the laws of the Republic of France (the "Company"). In consideration of the payment by the Grantee to the Grantor of US$10 and of the premises and the mutual and dependent promises hereinafter set forth. the parties hereto agree as follows:

1. Option to Purchase Covered Shares. Subject to the terms and conditions of this Agreement, the Grantor hereby grants to the Grantee the Option to purchase the Covered Shares. Such Option shall be exercisable by the Grantee, in whole or in part, at any time during the period beginning upon the earlier of (i) June 15, 1995, or (ii) the occurrence of a Triggering Event (as herein defined), and ending on June 15, 1999 (the "Exercise Period"). The term Triggering Event as used herein shall mean any one or more of the following:

            (a) The occurrence of a default as defined in Section 7 of that certain Pledge Agreement, dated of even date herewith, pursuant to which the Grantor has granted to the Grantee a pledge of, and security interest in, the Covered Shares as security for the payment of the obligations therein set forth; and

            (b) The transfer of ownership of twenty-five (25%) percent or more of the outstanding voting equity of the Grantor without the prior consent of the Grantee; the loss by the Grantor of its legal status as a corporation; or the loss by Grantor of its legal right or corporate power to perform its obligations under this Option.

      2. Purchase Price. The aggregate purchase price for the Covered Shares shall be equal to FRF 750,000 (the "Purchase Price"), unless otherwise agreed to by the parties.

      3. Payment of Purchase Price. The entire Purchase Price shall be payable at the Closing (as herein defined) by certified or bank cashier's check, made payable to the Grantor, forgiveness of indebtedness, or in such other manner as shall be mutually agreed upon by the parties hereto.

      4. Notice of Exercise; Closing. The Grantee may exercise the Option at any time during the Exercise Period by providing notice to of its intention to do so to the Grantor. The Closing (so called herein) of the sale and purchase of the Covered Shares shall occur at the time and place and in the manner specified by Grantee. At Closing, the Grantor shall deliver to the Grantee, or its authorized representative, a certificate representing the Covered Shares, which shall be registered in the name of the Grantee, or its nominee, against payment therefor by the Grantee in the amount of the Purchase Price.

      5. Representations and Warranties of the Grantor. The Grantor hereby represents and warrants to the Grantee that:

      (a) The Company is a corporation duly incorporated, validly existing and is in good standing under the laws of the Republic of France.

      (b) The capital stock of the Company consists of five thousand (5,000) shares of common stock, FRF 100 par value per share, of which the Covered Shares represent one hundred percent (100%) of the issued and outstanding shares. The Covered Shares have been duly authorized and are validly issued, fully paid and non-assessable; and the Grantor is the lawful owner of record and beneficially of the Covered Shares, free and clear of all security interests, liens, undisclosed encumbrances, claims and equities of every kind other than the liens and security interests created hereunder.

      (c) This Agreement has been duly authorized by all necessary corporate action of the Grantor, has been duly executed and delivered by the Grantor, and is a legal, valid and binding obligation of the Grantor enforceable in accordance with its terms. Delivery of the Covered Shares at the Closing in accordance with this Agreement will vest good title to the Covered Shares in the Grantee, free and clear of all security interests, liens, encumbrances, claims and equities of every kind.

      (d) The Company has not been actively engaged in any business activity prior to the date of this Agreement and has no liabilities of any kind, whether contingent or otherwise.

      6. Conditions of Closing. Upon the exercise of the option, the obligation of the Grantee to purchase and pay for the Covered Shares shall be subject, at the option of the Grantee, to the following conditions:

      (a)   The representations and warranties of the Grantor set forth in
      Section 5 shall have been true when made and shall be true at the Closing as if made again on such date, except that the representations made in subparagraph (d) of Section 5 shall be modified but only to the extent necessary to give effect to the acquisition by the Company of a majority of the capital stock of Beutot SA ("Beutot") contemplated by that certain Stock Purchase Agreement (so called herein), dated ________________, pursuant to which the Company shall acquire the capital stock of Beutot;

      (b) Neither the Company nor any of its subsidiaries shall have entered into any undisclosed material transaction, contract or agreement, of a type requiring the approval of its or their shareholders or boards or directors, as applicable, except (i) the acquisition of Beutot pursuant to the Stock Purchase Agreement and (ii) transactions entered in the ordinary course of business; and

      (c) The Company shall not have amended its Certificate of Incorporation or Bylaws, or other documents performing similar function under the laws of France, except for the amendment to the Company's Certificate of Incorporation or similar document required by Section 8 hereof.

      7. Covenants of the Company. The Grantor hereby covenants and agrees with the Grantee as follows:

      (a) The Grantor, as the sole shareholder of the Company, shall cause the Company to include in its Certificate of Incorporation (or similar establishment document) a provision to restrict the Company's corporate powers in such a fashion as to prohibit the Company from engaging in any line of business other than the acquisition of Beutot and the HVAC business generally.

      (b) Except as set forth in subparagraph (a) of this Section 7, the Grantor shall cause the Company not to undertake, and, as the sole shareholder of the Company, the Grantor shall not approve, (i) any amendment to the Certificate of Incorporation or Bylaws or similar establishment documents of the Company; (ii) any agreement or understanding to acquire, or be acquired by, any other entity or business enterprise, whether by merger, consolidation, purchase or sale of assets, or purchase or sale of stock, other than the acquisition of Beutot pursuant to the Stock Purchase Agreement; (iii) the issuance of any authorized but unissued shares of the capital stock of the Company or any series thereof; (iv) the incurrence of any material indebtedness or liability; or (v) any other undisclosed action that might have a material adverse affect on financial condition, results of operations, or the nature of the business currently engaged in by the Company (and upon its acquisition, Beutot).

      8. Communications. All communications provided for herein shall be deemed sufficiently given if in writing and either personally delivered, or sent by certified or registered mail, postage prepaid, addressed to the party at the address set forth below, or at such other address as the party may subsequently designate:

      (a)   LSB Chemical Corp.
            16 S. Pennsylvania
            Oklahoma City, OR 73107
            Attention:  Barry Golsen

      (b)   Dr. Hauri AG
            Hebelweg 1
            5001 Aarau/Switzerland
            Attention: Managing Director or President

      9. Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements of the Grantor and the Grantee contained in this Agreement shall survive the delivery of the Covered Shares to the Grantee and shall continue to have full force and effect thereafter.

      10. No Assignment; Successors. Neither party may assign this Agreement without the written consent of the other except that the Grantee may, without such consent, assign all of its rights and obligations hereunder to any other company that controls, is controlled by or is under common control with the Grantee.

      11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      12. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one agreement.

      16. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Oklahoma, exclusive of its laws with respect to conflicts of laws.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.

                                    GRANTEE:

                                    LSB CHEMICAL CORP.

                                    By: /s/ Barry H. Golsen VP
                                        _____________________________
                                    Printed Name
                                    Its:_____________________________

                                    GRANTOR:

                                    Dr. HAURI AG


                                    By: _____________________________
                                    Its:_____________________________


BEUTOT\STK.OPT





















IHS:\K-M\LSB\10K\EXH-SPA.WP5